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                                                                 Exhibit (d)(10)

                    FARMERS NEW WORLD LIFE INSURANCE COMPANY
                 ACCELERATED BENEFIT RIDER FOR TERMINAL ILLNESS

NOTICE: If you receive payment of accelerated benefits under this rider, you may lose your right to receive certain public funds, such as Medicare, Medicaid, Social Security, Supplemental Security, Supplemental Security Income (SSI) and possibly others. Also, receiving accelerated benefits under this rider may have tax consequences for you. We cannot give you advice about this. You may wish to obtain advice from a qualified tax advisor, accountant, or attorney before adding this benefit and before receiving accelerated benefits under this rider. Benefits paid under this rider will reduce benefits payable under the Policy.

                                   DEFINITIONS

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Benefit Amount           The Accelerated Benefit for Terminal Illness amount payable under this rider, as specified in the Benefits section of this rider.

Accelerated Benefit      The Primary Proposed Insured named on the application for life insurance under the policy.  No other
for Terminal Illness     Insured covered under the Policy or its riders is included as an Accelerated Benefit for Terminal Illness
Insured                  Insured.  Subject to this definition, the Accelerated Benefit for Terminal Illness Insured is sometimes referred to as the "Insured" in this rider.

Benefit Percentage       The Benefit Percentage is:
                         1. The Benefit Amount before any adjustments and deductions, divided by
                         2. The current death benefit provided by the Policy excluding any attached riders.

Diagnosis                The definitive establishment, acceptable to us, of a Terminal Illness through the use of clinical and/or laboratory findings and subject to the terms and conditions of this rider. The Diagnosis must be made by a
                         Physician as defined in this rider.

Major Organs             Human bone marrow or an entire human heart, kidney, lung, pancreas or liver.

Physician                A licensed Doctor of Medicine (M.D.) or Doctor of Osteopathy (D.O.), practicing within the scope of his or her license issued by the jurisdiction in which such person's services are rendered. Such jurisdiction must be within the United States of America or its territories.

                         The Physician may not be:
                         1. The Insured;
                         2. The Policy Owner;
                         3. A Family Member;
                         4. A person who practices in the same medical group as the Insured, Policy Owner, or a Family Member;
                         5. A business partner of the Insured, Policy Owner, or a Family Member;
                         6. A person living at the same address as the Insured, Policy Owner, or a Family Member.
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                         "Family Member" is defined as the Insured's or Policy Owner's spouse and anyone who is related to the
                         Insured, Policy Owner, Insured's spouse or Policy Owner's spouse by the following degree of blood, marriage, adoption, or operation of law: parents, grandparents, brothers, sisters, children, grandchildren, aunts, uncles, nephews and nieces.

Physician's Statement    A clear written statement, signed by a Physician, that gives the Diagnosis of the Insured's Terminal
                         Illness as defined in this rider, together with complete information that clearly supports that Diagnosis.

Policy                   The policy contract to which this rider is attached.

Policy Owner             The person who owns the Policy and the rider. In this rider, the Policy Owner is sometimes referred to as
                         "you" or "your".

Terminal Illness         A medical condition that with reasonable medical certainty will result in the Insured's death within 12 months from the date of the Physician's Statement, regardless of any medical treatment the Insured receives, or a condition that requires a Major Organ transplant to prevent the Insured's death within the next 12 months.
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                                     BENEFIT

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Benefit Amount           We will pay the Policy Owner the Benefit Amount, subject to the terms and conditions of this rider, if the
                         Insured is diagnosed by a Physician as having a Terminal Illness. The Benefit Amount is a part of the
                         Policy's death benefit paid while the Insured is living. If the Insured dies before payment is made then no
                         Benefit Amount is payable.

                         The maximum portion of the death benefit available for acceleration is the lesser of:

                           (1) $150,000; or

                           (2) 50 percent of the death benefit available on the policy to which this rider is attached on the date the request for the Benefit Amount is received in our home office. If, however, at the time of request for the Benefit Amounts, the death benefit equals the surrender value, and the Insured's death is anticipated within 24 months, any amount up to 100 percent of the death benefit is available for acceleration.

                         Non-accelerated benefits provided by riders attached to the policy are not included in the determination of the Benefit Amount.

Adjustments and          The Benefit Amount is subject to the following adjustments and deductions:

Deductions               1.  We will pay the present value of the amount available for acceleration under the Benefit Amount. This calculation will be based on the applicable actuarial discount appropriate to the Policy. The maximum interest rate used for the discount is the greater of:

                             a) the current yield on 90 day US Treasury Bills; or
                             b) the current maximum statutory adjustable policy loan interest rate.

                         2.  If, on the date we approve the request, there is an outstanding policy loan, the Benefit Amount will be reduced by the Benefit Percentage multiplied by the outstanding loan balance. This reduction repays a portion of the policy loan.

                         3.  If this rider is attached to a Universal Life Policy, we will reduce the Benefit
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                             Amount by any monthly deductions that are due and unpaid at the time we approved the request for payment of the Benefit Amount. Otherwise, we will reduce the Benefit Amount by any premiums which are due and unpaid at the time we approve the request.

                         4.  We may reduce the Benefit Amount by an administrative charge not to exceed $250.

Conditions for Payment   Payment of the Benefit Amount is subject to the following conditions:

                         1.  The expiration or maturity date of the Policy must be more than 2 years from the date the Benefit
                             Amount is requested. The Policy must not be in force as extended term or reduced paid-up insurance.

                         2.  The sum of Benefit Amounts on this and any other policies issued by us on the life of the Insured may not exceed $150,000. Only one Benefit Amount is allowed per Policy. These limitations will not apply to this Policy if the benefit is requested at a time when the death benefit proceeds that would be payable under the Policy in the event of the Insured's death are the same as the proceeds that would be payable if the Policy was surrendered.

                         3.  We must receive proof of eligibility that is acceptable to us and will only pay the Benefit Amount during the Insured's Lifetime.

                         4.  We must receive a consent form from all irrevocable beneficiaries and permitted assignees, if any. We also reserve the right to require a consent form from the Insured and the Policy Owner of this policy, their spouses, other beneficiaries, and any other person if, in our sole discretion, such person's consent is necessary to protect our interests.

                         5.  This benefit is not meant to cause involuntary access to proceeds. Therefore, this benefit is not available if the Policy Owner is:

                             a) required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise, or

                             b) required by a government entity to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement, or for any other reason.

Limitations              In addition to any other conditions, exclusions or limitations set forth in this rider, no benefit will be provided by this rider if the Terminal Illness results from actions of the Insured that are intended or would be expected to result in injury.
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                                CLAIM PROVISIONS

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Proof of Eligibility     Written proof of the Insured's Terminal Illness, in form and content acceptable to us, must be received by us at our home office before we will pay the Benefit Amount. This proof will include properly completed claim forms, a Physician's Statement, and medical information acceptable to us supporting the Diagnosis including documentation supported by clinical, radiological, histological and laboratory evidence. We may require additional medical information from the Physician submitting the statement and from other
                         Physicians, specialists, or institutions having knowledge of the Insured's Terminal Illness.

Physical Examination     At our expense, we reserve the right to have a Physician of our choosing examine the Insured prior to paying the Benefit Amount, and as often as we deem reasonably necessary to determine the validity of your claim.  We reserve
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                         the right to rely on the Physician we choose for claim purposes.

Payment of Claims        The Benefit Amount will be paid to the Policy Owner. We may place benefits in an interest bearing account to which the Policy Owner will have full access, unless the Policy Owner directs otherwise.

Effect on the Policy     After the Benefit Amount is paid, the policy will remain in force subject to the following adjustments:

                         1.  This rider will terminate.

                         2.  The death benefit or principal sum, contract value or cash value, accumulation account, excluding any riders other than the Critical Illness Accelerated Benefit Rider, if any, and any outstanding loans, as applicable, will be reduced by the Benefit Percentage. For Variable Policies, amounts in any subaccounts and the fixed account will be reduced by the same percentage.

                         3.  Cost of insurance charges and other monthly charges, if any, and any required premiums will be adjusted appropriately to reflect the current coverage.

                         4.  Any outstanding loan will be reduced by the amount of loan repayment as described in item 2 of the
                             Adjustments and Deductions section of this rider.

                         5.  The benefits for any Accidental Death Benefit Rider and/or Children's Term Insurance Rider will not be affected, provided these riders remain in effect according to the terms and conditions of any such riders.

                         We will send the Policy Owner, any irrevocable beneficiary and any permitted assignee, a statement showing the effect of the payment of the Benefit Amount on the Policy.
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                               GENERAL PROVISIONS

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Premium                  There is no additional premium for this rider.

Termination of Rider     This rider ends on the earlier of the following:

                         1.  When we receive the Policy Owner's written request to cancel this rider;

                         2.  When the policy to which this rider is attached ends for any reason;

                         3.  When the policy is in force as reduced paid-up or extended term insurance;

                         4.  When we pay the Benefit Amount provided by this rider; or

                         5.  When the Insured dies.

Contract                 This rider is subject to all terms of the Policy except as modified in this rider. If inconsistencies occur between the Policy and this rider, the provisions of this rider control and apply.

Guaranteed Values        This rider does not increase or decrease any Guaranteed Values of the Policy.

                         Attached to and made a part of this Policy effective as of the issue date of this rider.
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                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

/s/ C. Paul Patsis                                           /s/ John R. Patton
    C. Paul Patsis                                               John R. Patton
       President                                                    Secretary

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